Main Street Announces Third Quarter 2013 Financial Results

Third Quarter 2013 Distributable Net Investment Income Increased to $0.53 Per Share

HOUSTON, Nov. 7, 2013 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

  Total investment income of $29.7 million, representing a 29% increase from the third quarter of 2012
  Distributable net investment income of $19.6 million (or $0.53 per share), representing a 21% increase from the third quarter of 2012(1)
  Net investment income of $18.8 million (or $0.51 per share), after excluding $1.3 million of non-recurring, non-cash share-based compensation expense associated with the acceleration of the restricted shares of a retiring employee, representing a 21% increase from the third quarter of 2012
  Net Asset Value of $20.01 per share at September 30, 2013, which represents an increase of $1.42 per share, or 8%, compared to $18.59 per share at December 31, 2012
  Paid regular monthly dividends of $0.465 per share, or $0.155 per share for each of July, August and September 2013, representing a 7% increase compared to the third quarter of 2012 regular monthly dividends
  Declared an increase to the regular monthly dividends to $0.48 per share, or $0.16 per share for each of October, November and December 2013, representing a 7% increase compared to the fourth quarter of 2012 regular monthly dividends
  Paid a semi-annual supplemental cash dividend of $0.20 per share in July 2013
  Estimated spillover taxable income (taxable income in excess of dividends paid) at September 30, 2013 of $45.0 million, or $1.13 per share
  Completed $75.2 million in total lower middle market ("LMM") portfolio investments, including investments totaling $50.9 million in five new LMM portfolio companies, which after aggregate repayments on debt principal from several LMM portfolio investments resulted in a net increase in the total LMM portfolio investments of $67.8 million during the third quarter of 2013
  Net decrease in middle market portfolio investments of $54.6 million during the third quarter of 2013
  Net increase in private loan portfolio investments of $6.7 million during the third quarter of 2013
  Completed a follow-on public equity offering, at 159% of the then latest reported Net Asset Value per share, for approximately $131.5 million in total net proceeds
  Amended and restated our credit facility (the "Credit Facility") to increase our total commitments to $445.0 million, lower our interest rate to LIBOR plus 2.25%, provide the Credit Facility on a revolving basis for the full term and extend the term to five years, maturing in September 2018

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "We are very proud of our achievements in the third quarter of 2013, during which we increased our total investment income and distributable net investment income, both on a sequential basis over the second quarter of 2013 and over the same period in the prior year, and again exceeded our regular monthly dividends paid, exceeding the dividends paid by 14%. We also increased the fair value of our investment portfolio by approximately $14 million, or $0.35 per share, over the prior quarter and, in addition, we significantly improved our capital structure with the completion of our follow-on equity offering and the expansion of and improvements to our Credit Facility, both of which position us very well for continued growth in future periods."

Third Quarter 2013 Operating Results

For the third quarter ended September 30, 2013, total investment income was $29.7 million, a 29% increase over the $23.0 million of total investment income for the corresponding period of 2012. This comparable period increase was principally attributable to (i) a $5.8 million increase in interest income from higher average levels of portfolio debt investments and increased activity in the investment portfolio, (ii) a $0.9 million increase in dividend income from portfolio equity investments and (iii) a $0.3 million increase in marketable securities and idle funds investments income, partially offset by a $0.2 million decrease in fee income. The $6.7 million increase in investment income in the third quarter of 2013 includes a $0.8 million increase in the amount of investment income related to higher accelerated prepayment and repricing activity of certain middle market portfolio debt investments and marketable securities and idle funds investments in the third quarter of 2013, partially offset by a $0.3 million decrease in the amount of non-recurring investment income associated with debt repayments and financing activities in LMM portfolio investments included in investment income in the third quarter ended September 30 2013, in each case when compared to the same period in 2012.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $10.0 million in the third quarter of 2013 from $6.7 million for the corresponding period of 2012. This comparable period increase in operating expenses was principally attributable to (i) a $2.0 million increase in interest expense, primarily as a result of the issuance of our 6.125% Notes due 2023 (the "6.125% Notes") in April 2013 and a higher average outstanding balance on our Credit Facility, (ii) higher compensation and related expenses of $0.7 million, primarily as a result of additional personnel when compared to the corresponding period of 2012 and (iii) a $0.6 million increase in other general and administrative expenses. Share-based compensation expense of $2.1 million was recognized during the third quarter of 2013 related to non-cash amortization expense for restricted share grants, representing a $1.5 million increase over same period in 2012. This increase from the comparable period in the prior year was primarily due to the accelerated vesting of the unvested shares of restricted stock as part of the retirement of our former Executive Vice Chairman in the third quarter of 2013. The ratio of our total operating expenses, excluding interest expense and excluding the effect of the accelerated vesting of restricted stock discussed above, as a percentage of our average total assets was 1.6% on an annualized basis for the third quarter ended September 30, 2013, compared to 1.6% for the comparable period in the prior year.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 21% to $19.6 million, or $0.53 per share, compared with $16.2 million, or $0.51 per share, in the corresponding period of 2012. (1) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the third quarter ended September 30, 2013 reflects (i) an increase of approximately $0.01 per share from the comparable period in 2012 attributable to the net increase in the comparable levels of accelerated prepayment and repricing activity for certain middle market portfolio debt investments and marketable securities and idle funds investments and the non-recurring investment income associated with debt repayments and financing activities in LMM portfolio investments as discussed above and (ii) a greater number of average shares outstanding compared to the corresponding period in 2012 primarily due to the December 2012 and August 2013 follow-on equity offerings.

Distributable net realized income, which is net realized income before non-cash, share based compensation expense, was $11.8 million, or $0.32 per share, compared with $16.7 million, or $0.53 per share, in the corresponding period of 2012. (1) The $4.9 million decrease was primarily attributable to (i) a net realized loss of $4.8 million on the repayment of Small Business Investment Company ("SBIC") debentures issued to MSC II which have been accounted for on the fair value method of accounting, and (ii) the decrease in net realized gain (loss) from investments of $3.5 million, primarily due to the net realized losses of $3.0 million incurred in the third quarter of 2013, partially offset by $3.4 million of higher distributable net investment income in the third quarter of 2013 when compared to the corresponding period of 2012 as discussed above. The $3.0 million net realized loss from investments during the third quarter of 2013 was primarily attributable to (i) a realized loss of $2.6 million on the restructuring of a LMM investment and (ii) a realized loss of $1.8 million on the exit of a middle market investment, partially offset by (i) a realized gain of $0.8 million on the partial sale of a LMM investment and (ii) net realized gains on several middle market investments totaling $0.6 million.

The net increase in net assets resulting from operations attributable to common stock during the third quarter of 2013 was $28.1 million, or $0.76 per share, compared with $32.0 million, or $1.01 per share, in the third quarter of 2012. This $3.9 million decrease from the comparable period in the prior year was primarily the result of (i) a $6.3 million decrease in net realized income due to the factors discussed above and (ii) a $1.3 million decrease in the net change in unrealized appreciation to $18.9 million in the third quarter of 2013, compared to $20.1 million for the comparable period in the prior year, partially offset by a $3.7 million decrease in the net income tax provision for the third quarter of 2013 from the comparable period in the prior year. The total net change in unrealized appreciation for the third quarter of 2013 of $18.9 million included a $14.5 million net change in unrealized appreciation from portfolio investments and the impact of the accounting reversal of net unrealized depreciation of $4.8 million on the SBIC debentures in conjunction with the realized loss discussed above, partially offset by net unrealized depreciation from marketable securities and idle funds investments of $0.5 million. The $14.5 million net change in unrealized appreciation from portfolio investments for the third quarter of 2013 was principally attributable to (i) unrealized appreciation on 21 LMM portfolio investments totaling $26.0 million, partially offset by unrealized depreciation on 14 LMM portfolio investments totaling $11.8 million, and (ii) 1.0 million of net unrealized appreciation on the private loan portfolio investments, partially offset by accounting reversals of net unrealized appreciation from prior periods of $0.8 million related to portfolio investment exits and repayments. The net income tax provision for the third quarter of 2013 of $0.5 million primarily related to other taxes of $0.4 million, which include a $0.3 million accrual for excise tax on our estimated spillover taxable income and $0.1 million related to accruals for state and other taxes.

Liquidity and Capital Resources

As of September 30, 2013, we had $17.6 million in cash and cash equivalents, $20.0 million in marketable securities and idle funds investments and $279.0 million of unused capacity under the Credit Facility, which we maintain to support our future investment and operating activities. As of September 30, 2013, our net asset value totaled $794.2 million, or $20.01 per share.

In September 2013, we amended and restated our Credit Facility. As a part of this amendment and restatement, we increased the size of our Credit Facility from $382.5 million to $445.0 million in total commitments, expanded the number of lenders currently participating in the Credit Facility to a diversified group of thirteen lenders and lowered the interest rate from LIBOR plus 2.5% to LIBOR plus 2.25%. The Credit Facility contains an accordion feature which allows us to increase the total commitments under the facility up to $500.0 million from new or existing lenders on the same terms and conditions as the existing commitments. In addition, as a result of the amendment and restatement, the Credit Facility is now provided on a revolving basis through its final maturity date in September 2018, and also contains two, one-year extension options which could extend the final maturity by up to two years, subject to certain conditions, including lender approval. As of September 30, 2013, we had $166.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.4%.

During the third quarter of 2013, we opportunistically prepaid $63.8 million of our SBIC debentures as part of an effort to optimize the maturity dates of our oldest SBIC debentures. We expect to issue new SBIC debentures under the SBIC program in the future in an amount up to the regulatory maximum amount of $225.0 million. As of September 30, 2013, we had $161.2 million of SBIC debentures outstanding which bear a weighted average fixed interest rate of approximately 4.3%, paid semi-annually, and mature ten years from original issuance. The weighted average remaining duration for the existing SBIC debentures is approximately 6.8 years as of September 30, 2013.

As of September 30, 2013, we had a total of $90.9 million of the 6.125% Notes outstanding. The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at any time or from time to time at our option on or after April 1, 2018. The 6.125% Notes bear interest at a rate of 6.125% per year payable quarterly on January 1, April 1, July 1 and October 1 of each year. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."

Lower Middle Market Portfolio Information (all as of September 30, 2013) (2)

We had debt and equity investments in 62 LMM companies collectively totaling approximately $635.8 million in fair value with a total cost basis of approximately $504.3 million. Approximately 74% of our LMM portfolio investments at cost were in the form of secured debt investments, and 89% of these debt investments were secured by first priority liens on the assets of the portfolio companies. The weighted average annual effective yield on our LMM portfolio debt investments was 14.9%. (3)

We had equity ownership in 94% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 33%. The fair value of our LMM portfolio company equity investments was approximately 203% of the cost of such equity investments.

Based on information provided by our LMM portfolio companies, which we have not independently verified, the portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.2 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.0 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.3 to 1.0 and 3.0 to 1.0, respectively.

Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of September 30, 2013 and 2.1 as of December 31, 2012.

Middle Market Portfolio Information (all as of September 30, 2013) (4)

We had middle market portfolio investments in 83 companies collectively totaling approximately $391.1 million in fair value with a total cost basis of approximately $388.0 million. As part of a periodic rotation out of certain middle market portfolio investments in conjunction with our LMM new investment activity in the third quarter of 2013, we exited several of our middle market portfolio investments and, as a result, the size of our middle market investment portfolio decreased by $54.6 million during the third quarter of 2013. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than our LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of our balance sheet. The weighted average annual EBITDA for the 83 middle market portfolio company investments was approximately $85.6 million. Our middle market portfolio investments were primarily in the form of debt investments, and approximately 92% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our middle market portfolio debt investments was approximately 7.9%. (3)

Private Loan Portfolio Information (all as of September 30, 2013) (5)

Private loan portfolio investments primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis. All private loan portfolio investments are included in the "Non-Control/Non-Affiliate investments" section of our balance sheet.

We had private loan portfolio investments in 13 companies collectively totaling approximately $87.3 million in fair value with a total cost basis of approximately $86.6 million. The weighted average annual EBITDA for the 13 private loan portfolio company investments was approximately $51.9 million. As of September 30, 2013, 99% of our private loan portfolio investments were in the form of debt investments, and all such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our private loan portfolio debt investments was approximately 12.0%. (3)

Portfolio Quality

As of September 30, 2013, we had one investment with positive fair value on non-accrual status which comprised approximately 0.1% of the investment portfolio at fair value and, together with another fully impaired investment, comprised approximately 0.4% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 114% of the related cost basis as of September 30, 2013.

Third Quarter 2013 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 8, 2013 at 10:00 a.m. Eastern Time to discuss the third quarter 2013 financial results.

You may access the conference call by dialing 480-629-9819 or 800-762-9441 and quote passcode 4645816# at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 15, 2013 and may be accessed by dialing 303-590-3030 and using the passcode 4645816#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended September 30, 2013 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2013 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, private loan portfolio investments, other portfolio investments and marketable securities and idle funds investments. LMM portfolio company financial information has not been independently verified by Main Street.

(3) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(4) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, private loan investments, other portfolio investments and marketable securities and idle funds investments. Middle market portfolio company financial information has not been independently verified by Main Street.

(5) All private loan portfolio information is calculated exclusive of Main Street's LMM portfolio investments, middle market investments, other portfolio investments and marketable securities and idle funds investments. Private loan portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 8,840	$ 5,991	$ 23,543	$ 17,841
Affiliate investments	6,453	4,838	17,514	14,652
Non-Control/Non-Affiliate investments	13,974	12,015	40,974	30,263
Interest, fee and dividend income	29,267	22,844	82,031	62,756
Interest, fee and dividend income from marketable securities and idle funds	392	110	1,073	1,599
Total investment income	29,659	22,954	83,104	64,355
EXPENSES:
Interest	(5,922)	(3,923)	(15,346)	(11,967)
Compensation	(2,575)	-	(5,148)	-
General and administrative	(1,533)	(595)	(3,471)	(1,757)
Expenses reimbursed to affiliated Investment Manager	-	(2,215)	(3,189)	(7,574)
Share-based compensation	(2,152)	(699)	(3,357)	(1,860)
Total expenses	(12,182)	(7,432)	(30,511)	(23,158)
NET INVESTMENT INCOME	17,477	15,522	52,593	41,197

NET REALIZED GAIN (LOSS):
Control investments	(2,635)	122	(2,635)	(1,940)
Affiliate investments	780	-	780	5,500
Non-Control/Non-Affiliate investments	(1,164)	128	(1,024)	478
Marketable securities and idle funds investments	22	277	285	1,297
SBIC debentures	(4,775)	-	(4,775)	-
Total net realized gain (loss)	(7,772)	527	(7,369)	5,335
NET REALIZED INCOME	9,705	16,049	45,224	46,532

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	14,475	22,096	30,889	44,120
Marketable securities and idle funds investments	(490)	(151)	(1,300)	(235)
SBIC debentures	4,839	(1,858)	4,183	(3,367)
Investment in affiliated Investment Manager	-	-	-	(51)
Total net change in unrealized appreciation	18,824	20,087	33,772	40,467

INCOME TAXES:
Federal and state income, excise, and other taxes	(371)	-	(1,793)	(1,006)
Deferred taxes	(104)	(4,169)	(1,515)	(6,035)
Income tax provision	(475)	(4,169)	(3,308)	(7,041)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	28,054	31,967	75,688	79,958
Noncontrolling interest	-	-	-	(54)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 28,054	$ 31,967	$ 75,688	$ 79,904

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.47	$ 0.49	$ 1.48	$ 1.44
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.26	$ 0.51	$ 1.27	$ 1.62
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 0.76	$ 1.01	$ 2.13	$ 2.79

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.47	$ 0.44	$ 1.38	$ 1.26
Supplemental dividends	0.20	-	0.55	-
Total	$ 0.67	$ 0.44	$ 1.93	$ 1.26

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	37,144,693	31,578,742	35,558,266	28,615,877

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments	$ 349,581	$ 278,475
Affiliate investments	261,229	178,413
Non-Control/Non-Affiliate investments	541,597	467,543

Total portfolio investments	1,152,407	924,431
Marketable securities and idle funds investments	19,963	28,535

Total investments	1,172,370	952,966

Cash and cash equivalents	17,574	63,517
Interest receivable and other assets	14,429	14,580
Receivable for securities sold	25,639	-
Deferred financing costs	9,312	5,162

Total assets	$ 1,239,324	$ 1,036,225

LIABILITIES

SBIC debentures	$ 148,259	$ 211,467
Credit facility	166,000	132,000
Notes payable	90,882	-
Payable for securities purchased	12,913	20,661
Deferred tax liability, net	11,110	11,778
Accounts payable and other liabilities	7,414	4,527
Dividend payable	6,353	5,188
Interest payable	2,217	3,562
Payable to affiliated Investment Manager	-	4,066

Total liabilities	445,148	393,249

Commitments and contingencies

NET ASSETS

Common stock	397	346
Additional paid-in capital	688,544	544,136
Accumulated net investment income, net of cumulative dividends	17,939	35,869
Accumulated net realized gain from investments, net of cumulative dividends	(24,948)	(19,155)
Net unrealized appreciation, net of income taxes	112,244	81,780

Total net assets	794,176	642,976

Total liabilities and net assets	$ 1,239,324	$ 1,036,225

NET ASSET VALUE PER SHARE	$ 20.01	$ 18.59

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net investment income	$ 17,477	$ 15,522	$ 52,593	$ 41,197
Share-based compensation expense	2,152	699	3,357	1,860
Distributable net investment income (1)	19,629	16,221	55,950	43,057
Net realized gain / (loss) from investments	(2,997)	527	(2,594)	5,335
Distributable net realized income (1) (2)	$ 16,632	$ 16,748	$ 53,356	$ 48,392

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.53	$ 0.51	$ 1.57	$ 1.50
Distributable net realized income per share -
Basic and diluted (1) (2)	$ 0.45	$ 0.53	$ 1.50	$ 1.69

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.

(2)

Excludes the realized loss recognized on the repayment of SBIC debentures issued to MSC II which have been accounted for on the fair value method of accounting under ASC 825, Financial Instruments ("ASC 825").